Infinity Property and Casualty Reports 8.6% Growth in Target Urban Zones on Strong Underwriting Results

Birmingham, Alabama - October 25, 2007 - Infinity Property and Casualty Corporation (NASDAQ: IPCC), a national provider of personal automobile insurance, today reported results for the three and nine months ended September 30, 2007:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except per share amounts and ratios)	2007	2006	% Change	2007	2006	% Change

Gross written premiums	$237.2	$238.4	(0.5%)	$797.6	$727.4	9.6%
Revenues	$275.9	$252.0	9.5%	$831.1	$757.8	9.7%

Net earnings	$17.1	$15.8	8.0%	$53.1	$64.9	(18.1%)
Net earnings per diluted share	$0.91	$0.78	16.7%	$2.75	$3.13	(12.1%)

Operating earnings (1)	$18.7	$16.7	11.8%	$56.5	$65.3	(13.5%)
Operating earnings per diluted share (1)	$1.00	$0.82	22.0%	$2.92	$3.15	(7.3%)

Underwriting income (1)	$17.3	$13.5	28.4%	$48.7	$62.2	(21.6%)
Combined ratio	93.3%	94.3%	(0.9) pts	93.8%	91.2%	2.6 pts

Return on equity	10.8%	9.7%	1.1 pts	11.4%	13.5%	(2.1) pts
Operating income return on equity (1)	11.8%	10.3%	1.5 pts	12.1%	13.6%	(1.5) pts

Book value per share				$35.69	$32.98	8.2%
Debt to total capital				25.5%	23.2%	2.2 pts

(1)	Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined at the end of this release and reconciled to the most comparable GAAP measure.

Although overall gross written premiums declined 0.5% during the third quarter of 2007 compared to the third quarter of 2006, personal auto gross written premiums in Infinity’s 20 targeted urban zones, which include Los Angeles, Houston, Philadelphia, Phoenix and other metropolitan areas across the nation, grew 8.6% during the third quarter of 2007 and have grown 18.9% during the first nine months of 2007 compared with the same periods of 2006.

Revenues increased 9.5% during the third quarter of 2007 compared to the same period in 2006, primarily due to a 10.3% increase in earned premium attributable to gross written premium growth during the last six months of 2006 and the first six months of 2007.

Earnings and underwriting income for the three months ended September 30, 2007 included $5.4 million, pre-tax, ($0.19 per diluted share after-tax) of favorable development on prior accident period loss and loss adjustment expense reserves compared with $0.1 million, pre-tax ($0.00 per diluted share after-tax) of unfavorable development during the three months ended September 30, 2006. Excluding the development, the combined ratio for the third quarter of 2007 was 95.4% compared to 94.2% for the third quarter of 2006. Favorable development on prior accident period loss and loss adjustment expense reserves for the nine months ending September 30, 2007 and 2006 was $12.5 million, pre-tax, ($0.42 per diluted share after-tax) and $24.5 million, pre-tax, ($0.77 per diluted share after-tax). For the first nine months of 2007, the combined ratio excluding development is 95.4%, up slightly from the 94.7% for the first nine months of 2006.

2007 Earnings Guidance
As a result of the execution of the accelerated share repurchase program and favorable development on prior accident period loss and loss adjustment expense reserves in the third quarter of 2007, Infinity is raising its 2007 operating earning guidance to $3.65 - $3.85 per diluted share from $3.35- $3.75 per diluted share.

Share Repurchase Program
Under the $100 million share repurchase program announced in October 2006, Infinity repurchased 564,993 common shares during the third quarter of 2007 at an average per share price, excluding commissions, of $42.18. Infinity has approximately $63 million of capacity left under this repurchase program, which expires December 31, 2008.

In addition, on September 7, 2007, Infinity executed a $100 million accelerated share repurchase program, repurchasing 2,554,932 shares from Lehman Brothers.  Lehman Brothers is expected to repurchase an equivalent number of shares in the open market by the end of May 2008. The original purchase price of $39.14 per share is subject to adjustment based on the volume weighted average price of the shares during the repurchase period.

Forward-Looking Statements
This press release contains certain statements that may be deemed to be “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions, and projections. Statements that include the words “believes,” “seeks,” “expects,” “may,” “should,” “intends,” “likely,” “targets,” “plans,” “anticipates,” “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements. Examples of such forward-looking statements include statements relating to expectations concerning market conditions, premiums, growth, earnings, investment performance, expected losses, rate changes and loss experience.

Actual results could differ materially from those expected by Infinity depending on: changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of Infinity’s pricing methodologies, actions of competitors, the approval of requested form and rate changes, judicial and regulatory developments affecting the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions), changes in driving patterns and loss trends. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity’s filings with the Securities and Exchange Commission.

Conference Call
The Company will hold a conference call to discuss 2007 third quarter results at 11:00 a.m. (ET) today, October 25. There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-888-713-4214 and providing the confirmation code 89650564. Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 1:00 p.m. (ET), and will run until 8:00 p.m. on Thursday, November 1, 2007. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 35933856. The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity’s website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity’s website approximately one hour following the completion of the call and will be available for one year.

Infinity Property and Casualty Corporation
Statement of Earnings
(in millions, except EPS)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Earned premiums	$260.5	$236.1	$781.3	$706.0
Net investment income	17.1	16.9	51.1	51.5
Realized gains on investments	(1.8)	(1.8)	(3.0)	(1.8)
Other income	0.1	0.8	1.7	2.1
Total revenues	275.9	252.0	831.1	757.8

Costs and Expenses:
Loss and loss adjustment expenses (1)	180.5	164.0	548.4	472.2
Commissions and other underwriting expenses	62.7	58.7	184.1	171.7
Interest expense	2.8	2.8	8.3	8.3
Corporate general and administrative expenses	2.1	1.7	6.1	5.5
Restructuring charge	1.3	-	1.1	-
Other expenses	0.7	1.7	1.6	3.6
Total costs and expenses	250.0	228.8	749.7	661.2

Earnings before income taxes	25.9	23.2	81.5	96.6
Provision for income taxes	8.8	7.4	28.3	31.7
Net earnings	$17.1	$15.8	$53.1	$64.9

Earnings per common share:
Basic	$0.93	$0.78	$2.78	$3.16
Diluted	$0.91	$0.78	$2.75	$3.13

Average number of common shares:
Basic	18.4	20.2	19.1	20.5
Diluted	18.7	20.4	19.3	20.7

Cash dividends per common share	$0.090	$0.075	$0.270	$0.225

Note: Columns may not foot due to rounding

(1)
Loss and loss adjustment expenses for the three and nine months ended September 30, 2007, include $5.4 million and $12.5 million of favorable development on prior accident period loss and loss adjustment expense reserves, respectively.

Loss and loss adjustment expenses for the three months ended September 30, 2006, include $0.1 million of unfavorable development on prior accident period loss and loss adjustment expense reserves. Loss and loss adjustment expenses for the nine months ended September 30, 2006, include $24.5 million of favorable development on prior accident period loss and loss adjustment expense reserves.

Infinity Property and Casualty Corporation
Condensed Balance Sheet
(in millions, except book value per share)

	For the Period Ended
	September 30, 2007	June 30, 2007
Assets:
Investments:
Fixed maturities, at fair value	$1,171.9	$1,298.0
Equity securities, at fair value	51.6	50.6
Total investments	1,223.5	1,348.6
Cash and cash equivalents	79.3	164.1
Accrued investment income	12.2	14.2
Agents’ balances and premiums receivable	357.7	375.2
Prepaid reinsurance premiums	2.1	2.5
Recoverables from reinsurers	29.2	28.2
Deferred policy acquisition costs	81.0	85.0
Current and deferred income taxes	36.9	41.8
Prepaid expenses, deferred charges and other assets	28.8	24.4
Goodwill	75.3	75.3
Total assets	$1,926.1	$2,159.3

Liabilities and Shareholders’ Equity:
Liabilities:
Unpaid losses and loss adjustment expenses	$610.6	$610.6
Unearned premiums	441.4	466.3
Payable to reinsurers	0.3	0.4
Long-term debt	199.5	199.5
Commissions payable	29.4	30.7
Payable for securities purchased, not paid	3.7	106.2
Accounts payable, accrued expenses and other liabilities	57.8	63.9
Total liabilities	1,342.6	1,477.5

Shareholders’ Equity:
Common stock	20.9	20.9
Additional paid-in capital	338.4	337.4
Retained earnings (1)	409.3	394.3
Other comprehensive income	2.2	(7.5)
Treasury stock, at cost (2)	(187.2)	(63.3)
Total shareholders’ equity	583.5	681.8
Total liabilities and shareholders’ equity	$1,926.1	$2,159.3

Shares outstanding	16.351	19.386
Book value per share	$35.69	$35.17

Note: Columns may not foot due to rounding

Notes:
(1)	The change in retained earnings from June 2007 is primarily a result of net income of $17.1 million less shareholder dividends of $1.7 million.

(2)
Infinity repurchased 564,993 shares at an average price per share, excluding commissions, of $42.18. In addition, Infinity repurchased 2,554,932 shares during the third quarter of 2007 through an accelerated share repurchase program at an initial average price per share, excluding commissions, of $39.14.

Definitions of Non-GAAP Financial and Operating Measures

Operating earnings are defined as net income, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax. Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.

Underwriting income measures the insurer’s profit on insurance sales after all losses and expenses have been paid. It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned. Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.

Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions, except EPS)	2007	2006	2007	2006

Earned premiums	$260.5	$236.1	$781.3	$706.0
Loss and loss adjustment expenses	(180.5)	(164.0)	(548.4)	(472.2)
Commissions and other underwriting expenses	(62.7)	(58.7)	(184.1)	(171.7)

Underwriting income	17.3	13.5	48.7	62.2

Net investment income	17.1	16.9	51.1	51.5
Other income	0.1	0.8	1.7	2.1
Interest expense	(2.8)	(2.8)	(8.3)	(8.3)
Corporate general and administrative expenses	(2.1)	(1.7)	(6.1)	(5.5)
Restructuring charge	(1.3)	-	(1.1)	-
Other expenses	(0.7)	(1.7)	(1.6)	(3.6)

Pre-tax operating earnings	27.7	25.0	84.5	98.4

Provision for income taxes	(9.0)	(8.3)	(27.9)	(33.0)

Operating earnings, after-tax	18.7	16.7	56.5	65.3

Realized gains (losses) on investments, pre-tax	(1.8)	(1.8)	(3.0)	(1.8)
Provision for income taxes	0.6	0.6	1.1	0.6
Utilization of capital loss carry-forward	-	0.2	-	0.7
Increase in provision for tax valuation allowance	(0.5)	-	(1.4)	-
Realized gains on investments, after-tax	(1.6)	(0.9)	(3.4)	(0.5)

Net earnings	$17.1	$15.8	$53.1	$64.9

Operating earnings per share - diluted	$1.00	$0.82	$2.92	$3.15
Net realized gains on investments	(0.07)	(0.05)	(0.10)	(0.05)
Utilization of capital loss carry-forward	-	0.01	-	0.03
Increase in provision for tax valuation allowance	(0.02)	-	(0.07)	-
Net earnings per share - diluted	$0.91	$0.78	$2.75	$3.13

Note: Columns may not foot due to rounding

Infinity also makes available an investor supplement on our website. To access the supplemental financial information, go to www.ipacc.com and click on “Investor Relations” followed by “Quarterly Reports.”

Contact:	Amy Starling
AVP, Investor Relations
(205) 803-8186

CO: Infinity Property and Casualty Corporation
ST: Alabama
IN: INS FIN AUT TRN HEA
SU: ERN ERP CCA